EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (hereinafter "this Agreement") is made this 6th day of March, 2000 between Mediware Information Services, Inc., (hereinafter "the Company") and Michael Montgomery (hereinafter "the Executive").

     WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and President, and the Executive desires to be so employed by the Company, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve as the Chief Executive Officer and President of the Company. The Executive agrees to perform such services customary- to such office as shall from time to time be assigned to him by the Chairperson of the Board of Directors. The Executive further agrees to use his best efforts to promote the interests of the Company and to devote his full business time and energies to the business and affairs of the Company.

2. Term of Employment. The employment hereunder shall be for a term of three years, commencing on the date hereof and ending on the third anniversary of the date hereof (the "Expiration Date"), unless terminated earlier pursuant to Paragraph 4 of this Agreement (the "Term of Employment"). This Agreement shall automatically renew for successive terms of one (1) year (each a "Renewal Term") commencing on the first day immediately following the Expiration Date, unless such renewal is objected to by either the Company or the Executive by giving prior written notice more than ninety (90) days and less than one hundred and twenty (120) days prior to the scheduled Expiration Date. In the event of such renewal, the last day of each successive Renewal Term shall be deemed the Expiration Date.

3. Compensation and Other Related Matters.

(a) Salary. As compensation for services rendered hereunder, the Executive shall receive an Annual Base Salary of two hundred sixty thousand dollars ($260,000.00), which salary shall be paid in accordance with the Company's then prevailing payroll practices for its officers and shall be subject to review annually by the Board of Directors.

(b) Bonus. During the term of this Agreement, and in the Board of Directors' sole discretion, the Executive shall be eligible to receive an Annual Bonus of 50% of Annual Base Salary for achieving the annual budget plan objectives. payable at the time of the conclusion of the annual audit. The incentive bonus may be up to 100% of Annual Base Salary at 125% of annual plan attainment; conversely, the Annual Bonus may be 25% of Annual Base Salary for achieving 85% of annual plan budget objectives and 0% for achievement below 85%. The bonus plan specifics will be established before the end of this fiscal year. Since the

Executive will join the Company with less than four months remaining in its fiscal year, the Executive's Annual Bonus for fiscal 2000 will be $50,000, paid shortly after the fiscal year ends.

(c) Stock Options. The Executive shall be granted three hundred and fifty thousand (350,000) non-qualified options (the "Options") to purchase shares of the Company's Common Stock, par value $. 10 per share, (the "Stock") under the Company's Equity Incentive Plan. The Options


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shall be subject to the terms of the Equity Incentive Plan and the Executive's
Non-Qualified Stock Option Agreement (the "Option Agreement"), attached hereto as Exhibit "A". Subject to the Option Agreement (which shall govern the Options in the event of any conflict between this Agreement and the Option Agreement), the Company and the Executive agree as follows:

(i) Vesting. Subject to continued employment of the Executive, the Options shall vest and become exercisable: one hundred and sixteen thousand, six hundred and sixty-six (116,666) Options shall become exercisable on the first anniversary of the commencement of the Term of Employment; one hundred and sixteen thousand and six hundred and sixty-seven (116,667) Options shall become exercisable on the second anniversary date of the commencement of the Term of Employment; and one hundred and sixteen thousand and six hundred sixty-seven (116,667) Options shall become exercisable on the third anniversary date of the commencement of the Term of Employment. In addition, upon an acquisition or sale of the Company, as defined in paragraph 5(g) below, any remaining unexercisable Options shall become exercisable immediately.

(ii) Exercise. The Options shall be exercisable at a price equal to the fair market value of the Stock on the day the Term of Employment commences. The fair market value of the Stock shall equal the average of the high and low market sale prices on such day as reported by NASDAQ. The Options shall be exercisable for five years from the commencement of the Term of Employment.

(d) Other Benefits. The fringe benefits, perquisites and other benefits of employment, including three (3) weeks vacation, to be provided to the Executive shall be equivalent to such benefits and perquisites as are provided to other senior executives of the Company as amended from time to time.

(e) Relocation/Temporary Living Allowance: The Executive intends to relocate his family to Kansas City, Missouri from Little Rock, Arkansas. The Company will reimburse the Executive for the reasonable cost of relocation, which cost shall be grossed up to compensate the Executive for any federal, state or local taxes so incurred by the Executive, including the cost of (i) packing and transportation of household goods; (ii) two house hunting trips for the Executive and his spouse; (iii) transaction fees associated with the sale of the present home and purchase of a new home; (iv) temporary living allowance for a maximum of six (6) months; and (v) a ten thousand dollar ($ 10,000.00) payment for incidental expenses.

4. Termination.

(a) Disability . If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive is unable to perform substantially and continuously the duties assigned to him hereunder, with or without a reasonable accommodation, for a period of three (3) consecutive months or for a non-consecutive period of nine (9) months during the Term of Employment, the Company may terminate his employment for "Disability" upon thirty (30) days prior written notice to the Executive.

(b) Death. The Executive's employment shall terminate immediately upon the death of the Executive.

(c) Cause. The Company shall be entitled to terminate the Executive's employment for "Cause." Termination by the Company of the employment of the Executive for "Cause" shall mean termination based upon (i) the willful failure by the Executive to follow directions communicated to him by the


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Chairman of the Board of 61rectors; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) a conviction of, a plea of nolo contendere, a guilty plea or confession by the Executive to an act of fraud, misappropriation or embezzlement or to a felony; (iv) the Executive's habitual drunkenness or use of illegal substances; (v) a material breach by the Executive of this Agreement; or (vi) an act of gross neglect or gross misconduct which the Company deems to be good and sufficient cause.

(d) Termination Without Cause. The Company and the Employee shall each have the right to terminate the Executive's employment without cause at any time upon ninety (90) days prior written notice.

(e) Good Reason. The Executive may terminate his employment with the Company for "Good Reason." Termination by the Executive of his employment for "Good Reason" shall mean termination based upon (i) a significant diminution in the Executive's material duties and responsibilities without the Executive's express written consent; (ii) a significant reduction by the Company in the Executive's compensation; or (iii) an acquisition or sale of the Company to or by a third party as defined in Paragraph 5(g).

5 Compensation Upon Termination or During Disability.

(a) Disability . During any period that the Executive fails to perform his full-time duties with the Company for a three month period as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement, less any compensation payable to the Executive under the applicable disability insurance plan of the Company during the Disability Period, until this Agreement is terminated pursuant to Paragraph 4(a) hereof. Thereafter, or in the event the Executive's employment shall be terminated by reason of his death, the Executive's benefits shall be determined under the Company's insurance and other compensation programs then in effect in accordance with the terms of such programs and the Company shall have no further obligation to the Executive under this Agreement.

(b) Death. In the event of the Executive's death, the Executive's beneficiary shall be entitled to receive the Executive's Annual Base Salary at the rate set forth in Paragraph 3(a) of this Agreement until the date of his death. The Company shall also pay the Executive's beneficiaries the reasonable cost of moving the family household to any location in the continental United States. Until the earlier of the first anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Executive will continue to receive the same coverage of health insurance as immediately before the date of the termination, at the expense of the Company. Thereafter, the Company shall have no further obligation to the Executive or the Executive's beneficiary under this Agreement.

(c) Cause. If the Executive's employment shall be terminated by the Company for "Cause" as defined in Paragraph 4(c) of this Agreement, the Company shall continue to pay the Executive his Annual Base Salary at the rate set forth in Paragraph 3 )(a) of this Agreement through the date of termination of the Executive's employment. Thereafter, the Company shall have no further obligation to the Executive under this Agreement.

(d) Termination Without Cause. If the Company voluntarily terminates the Executive's employment with the Company pursuant to Paragraph 4(d) of this Agreement, the Company shall pay the Executive an amount equal to twenty-four months of the Executive's Annual Salary at the highest rate in effect during the period of the Executive's employment. The Company shall also pay to the Executive the reasonable cost of moving his household to any location within the continental United States. Until the earlier of the first anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Executive will continue to receive the same coverage of health insurance as immediately before the date of the termination, at the expense of


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the Company. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.

(e) Termination for Good Reason. If the Executive terminates his employment for Good Reason with the Company pursuant to Paragraph 4(e) of this Agreement, the Company shall pay the Executive an amount equal to twenty-four months of the Executive's Annual Base Salary at the highest rate in effect during the period of the Executive's employment. The Company shall also pay to the Executive the reasonable cost of moving his household to any location in the continental United States. Until the earlier of the first anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Executive will continue to receive the same coverage of health insurance as immediately before the date of the termination, at the expense of the Company. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.

(f) Acquisition or Sale of Company . If a third party described in Paragraph 5(g) of this Agreement terminates the Executive due to "an acquisition or sale of the Company", as described in Paragraph 5(g) below, the Company shall pay the Executive an amount equal to twenty-four months of Executive's Annual Base Salary at the rate in effect at the date of termination of the Executive's employment during the period of the Executive's employment, payable in twenty-four equal monthly installments. The Company shall also pay the Executive the reasonable cost of moving his household to any location in the continental United States. Until the earlier of the first anniversary of the termination of employment, or the commencement of the provision of health benefits to the Executive by a successor employer, the Executive will continue to receive the same coverage of health insurance as immediately before the date of the termination, at the expense of the Company. Thereafter, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement.

(g) Definition. For purposes hereof, "an acquisition or sale of the Company" to or by "a third party" shall mean the occurrence of any transaction or series of transactions which within a six (6) month period result in (1) at least seventy-five percent (75%) of the then outstanding shares of Common Stock of the Company (for cash, property including, without limitation, stock in any corporation or other third party legal entity, indebtedness or any combination thereof) have been redeemed by the Company or purchased by a previously unaffiliated third party, or exchanged for shares in any other corporation or other third party legal entity not previously affiliated with the Company, or any combination of such redemption, purchase or exchange, (11) at least seventy-five percent (75%) in book value of the Company's gross assets are acquired by a third party not previously affiliated with the Company (for cash, property including, without limitation, stock in any corporation whether or not unaffiliated with the Company, indebtedness of any person or any combination thereof), or (111) the Company is merged or consolidated with another private or public corporation or other third party legal entity and the former holders of shares of Common Stock of the Company own less than 25% of the voting power of the acquiring, resulting or surviving corporation or other third party legal entity.

(h) Termination Without Cause. If the Employee voluntarily resigns his employment with the Company pursuant to Paragraph 4(d) of this Agreement, the Company shall pay the Executive an amount equal to three (3) months of the Executive's Annual Base Salary at highest rate in effect during the period of the Executive's employment, in three (3) equal monthly installments, and shall provide health insurance for such three month period. After the last of such payments, the Executive acknowledges that the Company shall have no further obligation to the Executive under this Agreement. The Company shall also pay to the Executive the reasonable cost of moving his household to any location in the continental United States.


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(i) Pro-Rated Bonus. If the Executive's employment terminates pursuant to
Paragraphs 4(a), (b), (d), or (e) or as described in Paragraph 5(f), and (i) such termination occurs during the last six months of the Company's fiscal year,
(ii) the Company has, as of the first day of the month in which termination occurs, achieved or exceeded the annual budget plan objectives for the fiscal year - on a pro rata basis - (with both the Company's achievement and the annual budget plan objectives being multiplied by a fraction equal to the number of full months of employment since the beginning of the fiscal year divided by 12 (the "Fraction "A and (iii) the Company achieves or exceeds the annual budget plan for the full fiscal year in which such termination of employment occurs, the Company will pay the Executive a bonus equal to the highest Annual Base Salary in effect during the period of the Executive's employment multiplied by fifty (50%) percent of the Fraction, payable upon completion of the audit for such fiscal year.

6. Confidentiality and Restrictive Covenants.

(a) The Executive acknowledges that:

(i) the business in which the Company is engaged is intensely competitive and his employment by the Company will require that he have continual access to and knowledge of confidential information of the Company, including, but not limited to, the nature and scope of its products, the object and source code offered.. marketed or under development by the Company or under consideration by the Company for development, acquisition, or marketing by the Company and the documentation prepared or to be prepared for use by the Company (and the phrase "by the Company" shall include other vendors, licensees or and resellers and value-added resellers of the Company's products or proposed product) and the Company's plans for creation, acquisition, improvement or disposition of products or software, expansion plans, financial status and plans, products, improvements, formulas, designs or styles, method of distribution, lists of remarketing and value-added and other resellers customer lists and contact lists, product development plans, rules and regulations. personnel information and trade secrets of the Company, all of which are of vital importance to the success of the Company's business, provided that Confidential Information will not include information which has become publicly known otherwise than through a breach by Executive of the provisions of this Agreement (collectively, "Confidential Information");

(ii) the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company's business;

(iii) by his training, experience and expertise, the Executive's services to the Company will be special and unique; and

(iv) if the Executive leaves the Company's employ to work for a competitive business, in any capacity, it would cause the Company irreparable harm.

(b) Covenant Against Disclosure. The Executive therefore covenants and agrees that all Confidential Information relating to the business products and services of the Company, any subsidiary, affiliate, seller or reseller, value-added vendor or customer shall be and remain the sole property and confidential business information of the Company, free of any rights of the


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Executive. The Executive further agrees not to make an), use of the confidential information except in the performance of his duties hereunder and not to disclose the information to third parties, without the prior written consent of the Company. The obligations of the Executive under this Paragraph 6 shall survive any termination of this Agreement. The Executive agrees that, upon any termination of his employment with the Company, all Confidential Information in his possession, directly or indirectly, that is in written or other tanoible or readable form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by the Executive or furnished to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(c) Non-competition. The Executive agrees that, during the Term of Employment and for a period of one (1) year following the date of termination of the Executive's employment with the Company, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business which competes with any business conducted by the Company or any of its subsidiaries or affiliates, in the United States, Canada and the UK and any other area where such business is being conducted on the date the Executive's employment is terminated hereunder. Notwithstanding the foregoing the Executive's ownership of securities of a public company engaged in competition with the Company not in excess of five (5%) percent of any class of such securities shall not be considered a breach of the covenants set forth in this Paragraph 6.

(d) Further Covenant. Until the date which is one (1) year after the date of the termination of the Executive's employment hereunder for any reason, the Executive will not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business of the type and character engaged in and competitive with that conducted by the Company or any of its subsidiaries or affiliates during the period of the Executive's employment, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i) persuade or attempt to persuade any customer of the Company or any seller, reseller or value-added vendor of the Company or of its products to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce the amount of business it does with the Company or any of its subsidiaries or affiliates;

(ii) solicit for himself or any entity the business of (A) any customer of the Company or any of its subsidiaries or affiliates, or (B) any seller, reseller or value-added vendor of the Company, or of its products, or (C) solicit any business from a customer which was a customer of the Company or any of its subsidiaries or affiliates within six months prior to the termination of the Executive's employment; and

(iii) persuade or attempt to persuade any employee of the Company or any of its subsidiaries or affiliates or any individual who was an employee of the Company or any of its subsidiaries or affiliates, at any time during the six-month period prior to the Executive's termination of employment, to leave the employ of the Company or any of its subsidiaries or affiliates.


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7. Intellectual Property. The Executive hereby agrees that any and all (i)
software, object code, source code, and documentation, (ii) any improvements, inventions,. discoveries, formulae, processes, methods, know-how, confidential data, patents, trade secrets, (iii) Food and Drug Administrative ("FDA") applications seeking approval by the FDA, information contained in the Forms 5 1 O-k of the FDA and approvals from FDA, and (iv) other proprietary information made, developed or created by the Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular working hours of work or otherwise) during the period of his employment with the Company, which may be directly or indirectly useful in, or relate to, the business being carried out by the Company or any of its subsidiaries or affiliates, shall be promptly and fully disclosed by the Executive to the Board of Directors and shall be the Company's exclusive property as against the Executive, and the Executive shall promptly deliver to the Board of Directors of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.

     The Executive shall, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents, copyrights and FDA applications or approvals of the Company with respect to such inventions or work product or improvements or enhancements as are to be the Company's exclusive property as against the Executive under this Paragraph 7 or to vest in the Company title to such inventions as against the Executive, the expense of securing any such patent or copyright, to be borne by the Company.

8. Breach by Employee. Both parties recognize that the services to be rendered under this Agreement by the Executive are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of the Agreement to be performed by him, then the Company shall be entitled, if it so elects.. to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Executive. Without limiting the generality of the foregoing, the parties acknowledge that a breach by the Executive of his obligations under Paragraph 6 or 7 would cause the Company irreparable harm, that no adequate remedy at law would be available in respect thereof and that therefore the Company would be entitled to injunctive relief with respect thereto.

9. Arbitration. In the event of any dispute between the parties hereto arising out of or relating to this Agreement or the employment relationship, including, without limitation, any statutory claims of discrimination, between the Company and the Executive (except any dispute with respect to Paragraphs 6 and 7 hereof), such dispute shall be settled by arbitration in Nassau County or New York County, State of New York-, or in Wyandotte County or the City of Kansas City, State of Kansas, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The parties hereto agree that the arbitral panel shall also be empowered to grant injunctive relief to a party, which may be included in any award. Judgment upon the award rendered, including injunctive relief, may be entered in any court having jurisdiction thereof. Notwithstanding anything herein to the contrary, if any dispute arises between the parties under Paragraphs 6 or 7, neither the Executive nor the Company shall be required to arbitrate such dispute or claim, but each party shall have the right to institute judicial proceedings in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such


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proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding hereunder.

10. Miscellaneous.

(a) Successors; Binding Agreement. This Agreement and the obligations of the Company hereunder and all rights of the Executive hereunder shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, provided, however, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.

(b) Notice. All notices of termination and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, delivered by an express delivery (one day service), delivered by telefax and confirmed by express mail or one day express delivery service, or mailed by United States registered mail, return receipt requested, addressed as follows:

If to the Company:

Mediware Information Systems, Inc.
1121 Old Walt Whitman Road
Melville, New York 11747-3005

If to the Executive.

Michael Montgomery

77 Eldorado Drive
Little Rock, Arkansas 72212

or to such other address as either party may designate by notice to the other, which notice shall be deemed to have been given upon receipt.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law rules thereof

(d) Waivers. The waiver of either party hereto of any right hereunder or of any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically ,waived.

(e) Validity. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such


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provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party in respect of said subject matter.

(h) Headings Descriptive . The headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any of this Agreement.

(i) Capacity. The Executive represents and warrants that he is not a party to any agreement that would prohibit him from entering into this Agreement or performing fully his obligations hereunder.

     IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Michael Montgomery
--------------------------
Michael Montgomery


MEDIWARE INFORMATION SYSTEMS, INC.

By: /s/ Lawrence Auriana
   ------------------------------

Name: Lawrence Auriana
     ----------------------------

Title: Chairman of the Board
      ---------------------------


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